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                    August 16, 2023

       Eric Wong
       Chief Executive Officer
       Nova Vision Acquisition Corp.
       2 Havelock Road #07-12
       Singapore 059763

                                                        Re: Nova Vision
Acquisition Corp.
                                                            Amendment No. 1 to
Form 10-K for the Year Ended December 31, 2022
                                                            Filed June 30, 2023
                                                            Item 4.02 Form 8-K
Filed August 7, 2023
                                                            File No. 001-40713

       Dear Eric Wong:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Lawrence Venick